EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gregg Ziegler (215) 478-3820
February 18, 2025	gziegler@tollbrothers.com

Toll Brothers Reports FY 2025 First Quarter Results

FORT WASHINGTON, Pa., February 18, 2025 -- Toll Brothers, Inc. (NYSE:TOL) (TollBrothers.com), the nation’s leading builder of luxury homes, today announced results for its first quarter ended January 31, 2025.

FY 2025’s First Quarter Financial Highlights (Compared to FY 2024’s First Quarter):
•Net income and earnings per share were $177.7 million and $1.75 per diluted share, compared to net income of $239.6 million and $2.25 per diluted share in FY 2024’s first quarter.
•Pre-tax income was $221.4 million, compared to $311.2 million in FY 2024’s first quarter.
•Home sales revenues were $1.84 billion, down 5% compared to FY 2024’s first quarter; delivered homes were 1,991, up 3%.
•Net signed contract value was $2.31 billion, up 12% compared to FY 2024’s first quarter; contracted homes were 2,307, up 13%.
•Backlog value was $6.94 billion at first quarter end, down 2% compared to FY 2024’s first quarter; homes in backlog were 6,312, down 6%.
•Home sales gross margin was 25.0%, compared to FY 2024’s first quarter end home sales gross margin of 27.6%.
•Adjusted home sales gross margin, which excludes interest and inventory write-downs, was 26.9%, compared to FY 2024’s first quarter adjusted home sales gross margin of 28.9%.
•SG&A, as a percentage of home sales revenues, was 13.1%, compared to 11.9% in FY 2024’s first quarter.
•Income from operations was $219.1 million.
•Other income, loss from unconsolidated entities, and gross margin from land sales and other was $2.5 million.
•Overall, impairments were $22.6 million compared to $1.5 million in FY 2024's first quarter. Impairments included in home sales cost of sales, land sales and other cost of sales and in other income - net were $16.4 million, $1.8 million and $4.4 million, respectively.
•The Company repurchased approximately 0.2 million shares at an average price of $127.02 per share for a total purchase price of $23.7 million.
Douglas C. Yearley, Jr., chairman and chief executive officer, stated: “In our first quarter, we delivered 1,991 homes at an average price of approximately $925,000, generating home sales revenues of $1.84 billion. Our adjusted gross margin was 26.9% in the quarter, or 65 basis points better than guidance, and our SG&A expense, as a percentage of homebuilding revenues, was 13.1%, or 40 basis points above guidance. While our net income and earnings per share came in below expectations, this was due primarily to impairments and a delay in the sale of a stabilized apartment property in one of our joint ventures. Our core homebuilding operations met expectations in the quarter.
“We signed 2,307 net contracts for $2.31 billion in our first quarter, up 13% in units and 12% in dollars compared to last year’s very strong first quarter, when net signed contracts were up approximately 40% in both units and dollars. While demand was solid in our first quarter, we have seen mixed results so far this spring selling season. Although demand has remained healthy in many of our markets and particularly at the higher end, affordability constraints and growing inventories in certain markets are pressuring sales – especially at the lower end. We continue to strategically manage our pricing, incentives and spec starts on a community-by-community basis to best match local selling conditions and to appropriately balance pace and price. Based on our first quarter results, the gross margin embedded in our backlog and the trends we are seeing early in the spring selling season, we are reaffirming all key homebuilding guidance for the full year, including deliveries, average price, adjusted gross margin, SG&A margin and community count growth. We continue to expect another year of solid results.

“At the end of our first quarter we owned or controlled approximately 77,700 lots, 56% of which were controlled, providing us with sufficient land for growth over the next several years. In February, we improved our already strong balance sheet and liquidity by extending the maturity dates of our term loan and revolving credit facilities to February 2030 and increasing the capacity of our revolver by nearly $400 million. With a solid balance sheet, ample liquidity, no significant debt maturities in fiscal 2025, and strong projected cash flows from operations this year, we are well positioned to continue investing in our business while also returning cash to stockholders throughout the year.
“We believe the long-term outlook for the new home market remains very positive and continues to be supported by strong fundamentals. These include favorable demographics, the structural undersupply of millions of homes in the U.S., the aging stock of existing homes, and the accumulated wealth built up from years of stock market and home price appreciation. With our industry leading brand, well-located communities at the corner of Main & Main, and our affluent customer base, our unique niche in the luxury market positions us well for continued success.”

Second Quarter and FY 2025 Financial Guidance:
	Second Quarter	Full Fiscal Year
Deliveries	2,500 - 2,700 units	11,200 - 11,600 units
Average Delivered Price per Home	$940,000 - $960,000	$945,000 - $965,000
Adjusted Home Sales Gross Margin	27.25%	27.25%
SG&A, as a Percentage of Home Sales Revenues	10.3%	9.4% - 9.5%
Period-End Community Count	415	440 - 450
Other Income, Income from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$— million	$110 million
Tax Rate	26.0%	25.5%

Financial Highlights for the three months ended January 31, 2025 and 2024 (unaudited):
	2025	2024
Net Income	$177.7 million, or $1.75 per share diluted	$239.6 million, or $2.25 per share diluted
Pre-Tax Income	$221.4 million	$311.2 million
Pre-Tax Inventory Impairments included in Home Sales Costs of Revenues	$16.4 million	$1.5 million
Home Sales Revenues	$1.84 billion and 1,991 units	$1.93 billion and 1,927 units
Net Signed Contracts	$2.31 billion and 2,307 units	$2.06 billion and 2,042 units
Net Signed Contracts per Community	5.7 units	5.6 units
Quarter-End Backlog	$6.94 billion and 6,312 units	$7.08 billion and 6,693 units
Average Price per Home in Backlog	$1,099,200	$1,058,000
Home Sales Gross Margin	25.0%	27.6%
Adjusted Home Sales Gross Margin	26.9%	28.9%
Interest Included in Home Sales Cost of Revenues, as a percentage of Home Sales Revenues	1.1%	1.2%
SG&A, as a percentage of Home Sales Revenues	13.1%	11.9%
Income from Operations	$219.1 million, or 11.8% of total revenues	$308.4 million, or 15.8% of total revenues
Other Income, Loss from Unconsolidated Entities, and Gross Margin from Land Sales and Other	$2.5 million	$8.6 million
Pre-Tax Land and Other Impairments included in Land Sales and Other Costs of Revenues	$1.8 million	$—
Pre-tax Other Asset Write-offs included in Other Income - net	$4.4 million	$—
Quarterly Cancellations as a Percentage of Beginning-Quarter Backlog	2.4%	2.9%
Quarterly Cancellations as a Percentage of Signed Contracts in Quarter	5.8%	8.6%
Additional Information:
•The Company ended its FY 2025 first quarter with $574.8 million in cash and cash equivalents, compared to $1.30 billion at FYE 2024 and $754.8 million at FY 2024’s first quarter. At FY 2025 first quarter end, the Company also had $1.77 billion available under its $1.96 billion senior unsecured revolving credit facility.
•On February 7, 2025, the Company extended the maturity date of the senior unsecured revolving credit facility from February 14, 2028 to February 7, 2030 and increased the total amount of revolving loans and commitments available under the facility from $1.96 billion to $2.35 billion. The Company also extended the maturity of all $650 million of loans outstanding under its term loan credit facility to February 7, 2030.
•On January 24, 2025, the Company paid its quarterly dividend of $0.23 per share to shareholders of record at the close of business on January 10, 2025.
•Stockholders’ equity at FY 2025 first quarter end was $7.80 billion, compared to $7.67 billion at FYE 2024.
•FY 2025’s first quarter-end book value per share was $77.98 per share, compared to $76.87 at FYE 2024.
•The Company ended its FY 2025’s first quarter with a debt-to-capital ratio of 26.0%, compared to 27.0% at FY 2024’s fourth quarter end and 28.0% at FY 2024’s first quarter end. The Company ended FY 2025’s first quarter with a net debt-to-capital ratio(1) of 21.1%, compared to 15.2% at FY 2024’s fourth quarter end, and 21.4% at FY 2024’s first quarter end.
•The Company ended FY 2025’s first quarter with approximately 77,700 lots owned and optioned, compared to 74,700 one quarter earlier, and 70,400 one year earlier. Approximately 44% or 33,900, of these lots were owned, of which approximately 20,300 lots, including those in backlog, were substantially improved.
•In the first quarter of FY 2025, the Company spent approximately $360.6 million on land to purchase approximately 2,307 lots.
•The Company ended FY 2025’s first quarter with 406 selling communities, compared to 408 at FY 2024’s fourth quarter end and 377 at FY 2024’s first quarter end.
(1)    See “Reconciliation of Non-GAAP Measures” below for more information on the calculation of the Company’s net debt-to-capital ratio.
Toll Brothers will be broadcasting live via the Investor Relations section of its website, investors.TollBrothers.com, a conference call hosted by chairman and chief executive officer Douglas C. Yearley, Jr. at 8:30 a.m. (ET) Wednesday, February 19, 2025, to discuss these results and its outlook for the second quarter and FY 2025. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select “Events & Presentations.” Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.
The call can be heard live with an online replay which will follow.
ABOUT TOLL BROTHERS
Toll Brothers, Inc., a Fortune 500 Company, is the nation’s leading builder of luxury homes. The Company was founded 58 years ago in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL.” The Company serves first-time, move-up, empty-nester, active-adult, and second-home buyers, as well as urban and suburban renters. Toll Brothers builds in over 60 markets in 24 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Idaho, Indiana, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Oregon, Pennsylvania, South Carolina, Tennessee, Texas, Utah, Virginia, and Washington, as well as in the District of Columbia. The Company operates its own architectural, engineering, mortgage, title, land development, insurance, smart home technology, and landscape subsidiaries. The Company also develops master-planned and golf course communities as well as operates its own lumber distribution, house component assembly, and manufacturing operations.
Toll Brothers has been one of Fortune magazine's World’s Most Admired Companies™ for 10+ years in a row, and in 2024 the Company’s Chairman and CEO Douglas C. Yearley, Jr. was named one of 25 Top CEOs by Barron’s magazine. Toll Brothers has also been named Builder of the Year by Builder magazine and is the first two-time recipient of Builder of the Year from Professional Builder magazine. For more information visit TollBrothers.com.
Toll Brothers discloses information about its business and financial performance and other matters, and provides links to its securities filings, notices of investor events, and earnings and other news releases, on the Investor Relations section of its website (investors.TollBrothers.com).
From Fortune, ©2025 Fortune Media IP Limited. All rights reserved. Used under license.

FORWARD-LOOKING STATEMENTS
Information presented herein for the first quarter ended January 31, 2025 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.
This release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these statements by the fact that they do not relate to matters of a strictly historical or factual nature and generally discuss or relate to future events. These statements contain words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “can,” “could,” “might,” “should,” “likely,” “will,” and other words or phrases of similar meaning. Such statements may include, but are not limited to, information and statements regarding: expectations regarding inflation and interest rates; the markets in which we operate or may operate; our strategic priorities; our land acquisition, land development and capital allocation priorities; market conditions; demand for our homes; our build-to-order and spec home strategy; anticipated operating results and guidance; home deliveries; financial resources and condition; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; cost of revenues, including expected labor and material costs; selling, general, and administrative expenses; interest expense; inventory write-downs; home warranty and construction defect claims; unrecognized tax benefits; anticipated tax refunds; sales paces and prices; effects of home buyer cancellations; growth and expansion; joint ventures in which we are involved; anticipated results from our investments in unconsolidated entities; our ability to acquire or dispose of land and pursue real estate opportunities; our ability to gain approvals and open new communities; our ability to market, construct and sell homes and properties; our ability to deliver homes from backlog; our ability to secure materials and subcontractors; our ability to produce the liquidity and capital necessary to conduct normal business operations or to expand and take advantage of opportunities; and the outcome of legal proceedings, investigations, and claims.
Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. This can occur as a result of incorrect assumptions or as a consequence of known or unknown risks and uncertainties. The major risks and uncertainties – and assumptions that are made – that affect our business and may cause actual results to differ from these forward-looking statements include, but are not limited to:
•the effect of general economic conditions, including employment rates, housing starts, inflation rates, interest and mortgage rates, availability of financing for home mortgages and strength of the U.S. dollar;
•market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions;
•the availability of desirable and reasonably priced land and our ability to control, purchase, hold and develop such land;
•access to adequate capital on acceptable terms;
•geographic concentration of our operations;
•levels of competition;
•the price and availability of lumber, other raw materials, home components and labor;
•the effect of U.S. trade policies, including the imposition of tariffs and duties on home building products and retaliatory measures taken by other countries;
•the effects of weather and the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, unavailability of insurance, and shortages and price increases in labor or materials associated with such natural disasters;
•risks arising from acts of war, terrorism or outbreaks of contagious diseases, such as Covid-19;
•federal and state tax policies;
•transportation costs;
•the effect of land use, environment and other governmental laws and regulations;
•legal proceedings or disputes and the adequacy of reserves;

•risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, indebtedness, financial condition, losses and future prospects;
•the effect of potential loss of key management personnel;
•changes in accounting principles;
•risks related to unauthorized access to our computer systems, theft of our and our homebuyers’ confidential information or other forms of cyber-attack; and
•other factors described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended October 31, 2024 and in subsequent filings we make with the Securities and Exchange Commission (“SEC”).
Many of the factors mentioned above or in other reports or public statements made by us will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from our forward-looking statements.
Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
For a further discussion of factors that we believe could cause actual results to differ materially from expected and historical results, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the SEC and in subsequent reports filed with the SEC. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995, and all of our forward-looking statements are expressly qualified in their entirety by the cautionary statements contained or referenced in this section.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	January 31, 2025	October 31, 2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$574,834	$1,303,039
Inventory	10,677,502	9,712,925
Property, construction and office equipment - net	455,208	453,007
Receivables, prepaid expenses and other assets	595,692	590,611
Mortgage loans held for sale	99,620	191,242
Customer deposits held in escrow	112,671	109,691
Investments in unconsolidated entities	1,106,576	1,007,417
	$13,622,103	$13,367,932

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$1,058,765	$1,085,817
Senior notes	1,597,316	1,597,102
Mortgage company loan facility	89,958	150,000
Customer deposits	518,200	488,690
Accounts payable	650,714	492,213
Accrued expenses	1,830,701	1,752,848
Income taxes payable	64,955	114,547
Total liabilities	5,810,609	5,681,217

Equity:
Stockholders’ Equity
Common stock, 112,937 shares issued at January 31, 2025 and October 31, 2024	1,129	1,129
Additional paid-in capital	674,492	694,713
Retained earnings	8,307,555	8,153,356
Treasury stock, at cost — 12,969 and 13,149 shares at January 31, 2025 and October 31, 2024, respectively	(1,217,942)	(1,209,547)
Accumulated other comprehensive income	30,372	31,277
Total stockholders’ equity	7,795,606	7,670,928
Noncontrolling interest	15,888	15,787
Total equity	7,811,494	7,686,715
	$13,622,103	$13,367,932

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended January 31,
	2025		2024
	$	%	$	%
Revenues:
Home sales	$1,840,776		$1,931,836
Land sales and other	18,355		16,012
	1,859,131		1,947,848

Cost of revenues:
Home sales	1,381,480	75.0%	1,399,226	72.4%
Land sales and other	18,106	98.6%	10,161	63.5%
	1,399,586		1,409,387

Gross margin - home sales	459,296	25.0%	532,610	27.6%
Gross margin - land sales and other	249	1.4%	5,851	36.5%

Selling, general and administrative expenses	240,414	13.1%	230,046	11.9%
Income from operations	219,131		308,415

Other:
Loss from unconsolidated entities	(8,743)		(9,172)
Other income - net	10,994		11,918
Income before income taxes	221,382		311,161
Income tax provision	43,679		71,603
Net income	$177,703		$239,558
Per share:
Basic earnings	$1.76		$2.28
Diluted earnings	$1.75		$2.25
Cash dividend declared	$0.23		$0.21
Weighted-average number of shares:
Basic	100,830		105,122
Diluted	101,830		106,265

Effective tax rate	19.7%		23.0%

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Three Months Ended January 31,
	2025	2024
Inventory impairments and write-offs included in home sales cost of revenues:
Pre-development costs and option write offs	$3,957	$1,471
Land owned for operating communities	12,460	—
	$16,417	$1,471

Land and other impairments included in land sales and other cost of revenues	$1,841	$—

Other asset write-offs included in Other income - net	$4,447	$—

Depreciation and amortization	$17,165	$15,693
Interest incurred	$29,835	$28,759
Interest expense:
Charged to home sales cost of revenues	$20,076	$23,578
Charged to land sales and other cost of revenues	15	294
	$20,091	$23,872

Home sites controlled:	January 31, 2025	January 31, 2024
Owned	33,871	36,014
Optioned	43,843	34,435
	77,714	70,449

Inventory at January 31, 2025 and October 31, 2024 consisted of the following (amounts in thousands):

	January 31, 2025	October 31, 2024
Land deposits and costs of future communities	$734,671	$620,040
Land and land development costs	2,587,654	2,532,221
Land and land development costs associated with homes under construction	3,956,943	3,617,266
Total land and land development costs	7,279,268	6,769,527

Homes under construction	2,901,900	2,458,541
Model homes (1)	496,334	484,857
	$10,677,502	$9,712,925
(1)    Includes the allocated land and land development costs associated with each of our model homes in operation.

Toll Brothers operates in the following five geographic segments, with operations generally located in the states listed below:
•North: Connecticut, Delaware, Illinois, Massachusetts, Michigan, New Jersey, New York and Pennsylvania
•Mid-Atlantic: Georgia, Maryland, North Carolina, Tennessee and Virginia
•South: Florida, South Carolina and Texas
•Mountain: Arizona, Colorado, Idaho, Nevada and Utah
•Pacific: California, Oregon and Washington

	Three Months Ended January 31,
	Units		$ (Millions)		Average Price Per Unit $
	2025	2024	2025	2024	2025	2024
REVENUES
North	247	289	$254.7	$272.6	$1,031,200	$943,500
Mid-Atlantic	266	277	236.2	264.1	$888,100	$953,600
South	596	631	506.3	532.9	$849,500	$844,500
Mountain	663	485	556.7	453.4	$839,700	$934,800
Pacific	219	245	287.1	409.0	$1,311,200	$1,669,400
Home Building	1,991	1,927	1,841.0	1,932.0	$924,700	$1,002,600
Corporate and other			(0.3)	(0.2)
Total home sales	1,991	1,927	1,840.7	1,931.8	$924,600	$1,002,500
Land sales and other			18.4	16.0
Total Consolidated			$1,859.1	$1,947.8

CONTRACTS
North	318	325	$336.8	$328.8	$1,059,100	$1,011,700
Mid-Atlantic	358	246	341.5	238.6	$953,900	$970,000
South	700	575	593.1	469.9	$847,300	$817,200
Mountain	628	541	534.1	498.9	$850,500	$922,200
Pacific	303	355	501.7	528.6	$1,655,800	$1,488,900
Total Consolidated	2,307	2,042	$2,307.2	$2,064.8	$1,000,100	$1,011,200

BACKLOG
North	926	992	$1,019.7	$1,020.5	$1,101,200	$1,028,700
Mid-Atlantic	878	914	930.1	928.1	$1,059,400	$1,015,400
South	2,107	2,256	1,895.4	2,030.8	$899,600	$900,200
Mountain	1,560	1,633	1,623.7	1,624.2	$1,040,800	$994,600
Pacific	841	898	1,469.5	1,477.5	$1,747,300	$1,645,300
Total Consolidated	6,312	6,693	$6,938.4	$7,081.1	$1,099,200	$1,058,000

Note: Due to rounding, amounts may not add.

Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month periods ended January 31, 2025 and 2024, and for backlog at January 31, 2025 and 2024 is as follows:

	Units		$ (Millions)		Average Price Per Unit $
	2025	2024	2025	2024	2025	2024
Three months ended January 31,
Revenues	15	—	$21.0	$—	$1,398,200	$—
Contracts	18	22	$25.9	$21.6	$1,439,800	$980,900

Backlog at January 31,	15	171	$22.3	$181.5	$1,488,500	$1,061,700

RECONCILIATION OF NON-GAAP MEASURES
This press release contains, and Company management’s discussion of the results presented in this press release may include, information about the Company’s adjusted home sales gross margin and the Company’s net debt-to-capital ratio.
These two measures are non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures should not be considered a substitute for, or superior to, the comparable GAAP financial measures, and may be different from non-GAAP measures used by other companies in the home building business.
The Company’s management considers these non-GAAP financial measures as we make operating and strategic decisions and evaluate our performance, including against other home builders that may use similar non-GAAP financial measures. The Company’s management believes these non-GAAP financial measures are useful to investors in understanding our operations and leverage and may be helpful in comparing the Company to other home builders to the extent they provide similar information.
Adjusted Home Sales Gross Margin
The following table reconciles the Company’s home sales gross margin as a percentage of home sales revenues (calculated in accordance with GAAP) to the Company’s adjusted home sales gross margin (a non-GAAP financial measure). Adjusted home sales gross margin is calculated as (i) home sales gross margin plus interest recognized in home sales cost of revenues plus inventory write-downs recognized in home sales cost of revenues divided by (ii) home sales revenues.
Adjusted Home Sales Gross Margin Reconciliation
(Amounts in thousands, except percentages)

		Three Months Ended January 31,
		2025	2024
	Revenues - home sales	$1,840,776	$1,931,836
	Cost of revenues - home sales	1,381,480	1,399,226
	Home sales gross margin	459,296	532,610
Add:	Interest recognized in cost of revenues - home sales	20,076	23,578
	Inventory impairments and write-offs in cost of revenues - home sales	16,417	1,471
	Adjusted home sales gross margin	$495,789	$557,659

	Home sales gross margin as a percentage of home sale revenues	25.0%	27.6%

	Adjusted home sales gross margin as a percentage of home sale revenues	26.9%	28.9%

The Company’s management believes adjusted home sales gross margin is a useful financial measure to investors because it allows them to evaluate the performance of our home building operations without the often varying effects of capitalized interest costs and inventory impairments. The use of adjusted home sales gross margin also assists the Company’s management in assessing the profitability of our home building operations and making strategic decisions regarding community location and product mix.

Forward-looking Adjusted Home Sales Gross Margin
The Company has not provided projected second quarter and full FY 2025 home sales gross margin or a GAAP reconciliation for forward-looking adjusted home sales gross margin because such measure cannot be provided without unreasonable efforts on a forward-looking basis, since inventory write-downs are based on future activity and observation and therefore cannot be projected for the second quarter and full FY 2025. The variability of these charges may have a potentially unpredictable, and potentially significant, impact on our second quarter and full FY 2025 home sales gross margin.

Net Debt-to-Capital Ratio
The following table reconciles the Company’s ratio of debt to capital (calculated in accordance with GAAP) to the Company’s net debt-to-capital ratio (a non-GAAP financial measure). The net debt-to-capital ratio is calculated as (i) total debt minus mortgage warehouse loans minus cash and cash equivalents divided by (ii) total debt minus mortgage warehouse loans minus cash and cash equivalents plus stockholders’ equity.

Net Debt-to-Capital Ratio Reconciliation
(Amounts in thousands, except percentages)

		January 31, 2025	October 31, 2024	January 31, 2024
	Loans payable	$1,058,765	$1,085,817	$1,064,149
	Senior notes	1,597,316	1,597,102	1,596,414
	Mortgage company loan facility	89,958	150,000	63,194
	Total debt	2,746,039	2,832,919	2,723,757
	Total stockholders’ equity	7,795,606	7,670,928	7,019,271
	Total capital	$10,541,645	$10,503,847	$9,743,028
	Ratio of debt-to-capital	26.0%	27.0%	28.0%

	Total debt	$2,746,039	$2,832,919	$2,723,757
Less:	Mortgage company loan facility	(89,958)	(150,000)	(63,194)
	Cash and cash equivalents	(574,834)	(1,303,039)	(754,793)
	Total net debt	2,081,247	1,379,880	1,905,770
	Total stockholders’ equity	7,795,606	7,670,928	7,019,271
	Total net capital	$9,876,853	$9,050,808	$8,925,041
	Net debt-to-capital ratio	21.1%	15.2%	21.4%

The Company’s management uses the net debt-to-capital ratio as an indicator of its overall leverage and believes it is a useful financial measure to investors in understanding the leverage employed in the Company’s operations.
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